Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-201354) of Scorpio Bulkers Inc. of our report dated April 1, 2015 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Audit

PricewaterhouseCoopers Audit
Monaco, Principality of Monaco
April 1, 2015